Exhibit 99.1

KORE to List on NYSE through Merger with Cerberus Telecom Acquisition Corp.

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Transaction positions KORE to further its global leadership position in mission-critical Internet of Things (IoT) solutions and global connectivity, leveraging key technology trends such as 5G, eSIM and Low-Power Wide-Area

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Consumers and businesses are driving demand for connected devices, and as we hurtle towards an exponentially more connected planet, KORE is uniquely positioned to enable its customers to rapidly adopt and securely scale IoT solutions

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Proceeds include an oversubscribed and upsized $225 million PIPE, anchored by Koch Strategic Platforms, LLC, a subsidiary of Koch Industries and part of the Koch Investment Group, and other top-tier investors including funds and accounts managed by BlackRock

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Transaction reflects pro-forma enterprise value of the combined company of approximately $1.014 billion and will provide approximately $484 million of gross cash proceeds at the $10.00 per share PIPE price

•	Existing majority shareholder Abry Partners has agreed to roll 100% of its common equity into the combined company

ATLANTA & NEW YORK – March 12, 2021 – KORE Wireless Group, Inc. (“KORE” or the “Company”), a global leader in Internet of Things (“IoT”) solutions and worldwide Connectivity-as-a-Service (“CaaS”), and Cerberus Telecom Acquisition Corp. (NYSE: CTAC.U, CTAC, CTAC WS) (“CTAC”), a special purpose acquisition company affiliated with Cerberus Capital Management, L.P. (“Cerberus”), announced today that they have entered into a definitive merger agreement. Upon completion of the transaction, the combined company expects to be listed on the New York Stock Exchange under the ticker symbol “KORE”.

Powered by a strong IP portfolio and a differentiated IoT platform, KORE delivers mission-critical IoT enterprise solutions and CaaS services to more than 3,600 customers worldwide, including Fortune 500 enterprises. The Company manages over 12 million connected devices, serving a range of industries, with an increasing focus on key sectors that collectively represent over 80% of the IoT market. With the global IoT market forecasted to grow to nearly $1 trillion by 2025, KORE believes it is well-positioned to expand organically and through accretive acquisitions.

KORE is led by a world-class management team with extensive public company leadership experience. Through this strategic combination, KORE will be able to leverage CTAC’s executives and advisor network with significant operating expertise in the information and communications technology sector, specifically with companies participating in the 5G revolution.

“Today’s announcement is a significant step forward for KORE and a testament to our market-leading IoT Solutions and CaaS business,” said Romil Bahl, President and Chief Executive Officer of KORE. “Over the past several years, we have been expanding KORE’s capabilities to help our customers extend their digital transformations to the edge, which is the very promise of IoT. As the 5G revolution accelerates globally, we believe we are well-positioned to be a critical enabler in helping enterprises transform their businesses with the power of IoT solutions.”

Tim Donahue, Chief Executive Officer of CTAC and former Executive Chairman of Sprint Nextel, commented: “This is a rare opportunity to partner with a proven business supported by a strong and diversified customer base. KORE is playing a critical role in the rapidly growing IoT market with meaningful organic and inorganic opportunities. We look forward to working closely with Romil and his talented team to provide strategic and operational counsel, as well as industry relationships, as KORE capitalizes on the global expansion of 5G.”

Tomer Yosef-Or, Partner at Abry Partners, commented: “We are proud to have reached this next milestone in our partnership with KORE. Since our initial investment, the team has done an incredible job serving its customers by anticipating the future needs and complexity of a more connected world. We are excited to participate in KORE’s accelerating growth as a public company and believe this milestone provides for incremental resources to better serve KORE’s expanding customer base.”

Transaction Overview

The transaction is expected to provide approximately $484 million of gross cash proceeds to the combined company, assuming no redemptions by CTAC’s shareholders, and includes a $225 million PIPE investment. The PIPE, which was oversubscribed and upsized due to high demand, is anchored by leading institutional investors, including Koch Strategic Platforms, LLC, a subsidiary of Koch Industries and part of the Koch Investment Group, and funds and accounts managed by BlackRock. The fully diluted pro-forma implied enterprise value of the combined company is approximately $1.014 billion at the $10.00 per share PIPE price. Pro-forma net debt ratio is expected to be 2.0x, providing the combined company with financial flexibility to invest in both organic and inorganic growth.

As part of the transaction, KORE’s majority shareholder Abry Partners has agreed to roll 100% of its common equity into the combined company. Assuming no public shareholders of CTAC exercise their redemption rights, Abry and existing KORE equity holders will own approximately 38.3%, CTAC shareholders will own approximately 36.8%, and PIPE investors will own approximately 24.9% of the issued and outstanding common stock of the combined company at closing.

The transaction, which has been approved by the KORE Board of Directors and CTAC Board of Directors, is expected to close in mid-2021. The transaction remains subject to approval by both KORE and CTAC shareholders, the satisfaction or waiver of customary closing conditions (including receipt of required regulatory approvals), and the delivery of certain PCAOB audited financial statements by KORE.

Romil Bahl will continue to lead KORE as President and Chief Executive Officer following the completion of the transaction.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by CTAC with the Securities and Exchange Commission and available at www.sec.gov.

Advisors

Cowen and Company LLC is serving as exclusive financial advisor to KORE and Kirkland & Ellis LLP is serving as legal counsel. Goldman Sachs & Co. LLC is serving as lead financial advisor to CTAC. Morgan Stanley & Co. LLC is serving as financial and capital markets advisor to CTAC. Deutsche Bank Securities Inc. is also acting as financial and capital markets advisor. Cowen and Company LLC and Goldman Sachs & Co. LLC are also serving as co-placement agents on the PIPE. Milbank LLP is serving as legal counsel to CTAC and Ropes & Gray LLP is serving as legal counsel to the placement agents.

Investor Presentation

All investor materials, including a copy of the investor presentation, can be found on KORE’s website at www.korewireless.com/investors and on CTAC’s website at www.cerberusacquisition.com.

About KORE

KORE is a pioneer, leader, and trusted advisor delivering mission-critical IoT solutions and services. We empower organizations of all sizes to improve operational and business results by simplifying the complexity of IoT. Our deep IoT knowledge and experience, global reach, purpose-built solutions, and deployment agility accelerate and materially impact our customers’ business outcomes. For more information, visit www.korewireless.com.

About CTAC

Cerberus Telecom Acquisition Corp. (“CTAC”) is a blank check company formed by an affiliate of Cerberus Capital Management, L.P. (“Cerberus”), a global leader in alternative investing. CTAC is led by CEO Tim Donahue, former Executive Chairman of Sprint Nextel and former CEO of Nextel Communications, and is proud to have the support of a distinguished advisory board comprised of senior executives and business leaders from the information and communications technology sector. For more information, visit www.cerberusacquisition.com.

About Cerberus

Founded in 1992, Cerberus is a global leader in alternative investing with approximately $50 billion in assets across complementary credit, private equity, and real estate strategies. We invest across the capital structure where our integrated investment platforms and proprietary operating capabilities create an edge to improve performance and drive long-term value. Our tenured teams have experience working collaboratively across asset classes, sectors, and geographies to seek strong risk-adjusted returns for our investors.

Cerberus has a dedicated focus on next-generation technologies and telecommunication solutions. Our team of technologists and network of advisors collaborate across our investment and operating platforms to identify opportunities and manage investments in critical IoT, edge computing, artificial intelligence, private wireless networks, network equipment, autonomy, aerospace, and ecosystem development.

For more information about our people and platforms, visit us at www.cerberus.com.

About Abry Partners

Abry is one of the most experienced and successful sector-focused private equity investment firms in North America. Since their founding in 1989, the firm has completed over $82.0 billion of leveraged transactions and other private equity or preferred equity placements. Currently, the firm manages over $5.0 billion of capital across their active funds. For more information on Abry, please visit www.abry.com.

Important Information and Where to Find It

This press release is being made in respect of the proposed merger transaction involving CTAC and KORE. CTAC and Pubco intend to file a registration statement on Form S-4 with the SEC, which will include a proxy statement of CTAC and a prospectus of Pubco, and CTAC will file other documents regarding the proposed transaction with the SEC. A definitive proxy statement/prospectus will also be sent to the stockholders of CTAC, seeking required stockholder approval. Before making any voting or investment decision, investors and security holders of CTAC are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by CTAC with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed by CTAC with the SEC may be obtained free of charge from CTAC’s website at www.cerberusacquisition.com or upon written request to Cerberus Telecom Acquisition Corp., 875 Third Avenue, New York, NY 10022.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

Participants in the Solicitation

CTAC, KORE and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of CTAC, in favor of the approval of the merger. Information regarding CTAC’s and KORE’s directors and executive officers and other persons who may be deemed participants in the transaction may be obtained by reading the registration statement and the proxy statement/prospectus and other relevant documents filed with the SEC when they become available. Free copies of these documents may be obtained as described above.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations. These statements are based on various assumptions and on the current expectations of CTAC or KORE’s management. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor or other person as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of CTAC and/or KORE. These forward-looking statements are subject to a number of risks and uncertainties, including general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the potential effects of COVID-19; risks related to the rollout of the KORE’s business and the timing of expected business milestones; changes in the assumptions underlying the KORE’s expectations regarding its future business; the effects of competition on the KORE’s future business; and the outcome of judicial proceedings to which the KORE is, or may become a party. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the KORE presently does not know or that the KORE currently believes are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In addition, forward-looking statements reflect the KORE’s expectations, plans or forecasts of future events and views as of the date of this press release. The KORE and CTAC anticipate that subsequent events and developments will cause these assessments to change. However, while the KORE and/or CTAC may elect to update these forward-looking statements at some point in the future, each of the KORE and CTAC specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the KORE’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Use of Projections

This press release contains projected financial information with respect to KORE. Such projected financial information constitutes forward-looking information, and is for illustrative purposes only and should not be relied upon as necessarily being indicative of future results. KORE’s independent auditors have not audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this press release, and accordingly, they did not express an opinion or provide any other form of assurance with respect thereto for the purpose of this press release. The assumptions and estimates underlying such financial forecast information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties. See “Forward-Looking Statements” above. Actual results may differ materially from the results contemplated by the financial forecast information contained in this press release, and the inclusion of such information in this press release is not intended, and should not be regarded, as a representation by any person that the results reflected in such forecasts will be achieved.

Contacts

KORE

Media

Landon Garner

lgarner@korewireless.com

Investors

investors@korewireless.com

Cerberus Telecom Acquisition Corp.

Media

Andrew Cole/Dave Millar/Brooke Jaye

Sard Verbinnen & Co.

CTAC-SVC@sardverb.com

OR

media@cerberusacquisition.com

Investors

info@cerberusacquisition.com